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                                                                    EXHIBIT 11.1

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
              FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND
               THIRTEEN AND TWENTY-SIX WEEKS ENDED AUGUST 31, 1996

STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE


      NET INCOME PER SHARE WAS                     Three Months Ended  Thirteen Weeks Ended  Six Months Ended    Twenty-Six Weeks
       CALCULATED AS FOLLOWS:                         June 30, 1997      August 31, 1996      June 30, 1997      August 31, 1996
       ----------------------                         -------------      ---------------      -------------      ---------------
Primary:

Weighted average common shares outstanding               4,168,395           2,985,539           3,580,234           2,829,068

Incremental shares under stock options computed
  under the treasury stock method using the
  average market price of the issuer's commons
  stock during the period                                  650,805             103,360             488,342              94,225
                                                       -----------         -----------         -----------         -----------

Weighted average common and common
  equivalent shares outstanding                          4,819,200           3,088,899           4,068,576           2,923,293
                                                       ===========         ===========         ===========         ===========


Fully diluted:

Weighted average common shares outstanding               4,168,395           2,985,539           3,580,234           2,829,068

Incremental shares under stock options computed
  under the treasury stock method using the
  market price of the issuer's common stock at
  the end of the period if higher than the
  average market price                                     914,386             104,925             630,666             104,926
                                                       -----------         -----------         -----------         -----------

Weighted average common and common
   equivalent shares outstanding                         5,082,781           3,090,464           4,210,900           2,933,994
                                                       ===========         ===========         ===========         ===========

Income (loss) amounts
  Income before extrordinary item                      $    92,252         $    75,723         $   139,402         $    35,733
  Extraordinary loss on early
    extingishment of debt                              $  (234,149)        $        --         $  (234,149)        $        --
  Net income (loss)                                    $  (141,897)        $    75,723         $   (94,747)        $    35,733


Income (loss) per share of common stock:
  Income before extraordinary item                     $      0.02         $      0.02         $      0.03         $      0.01
  Extraordinary loss on early
    extingishment of debt                              $     (0.06)        $        --         $     (0.07)        $        --
  Net income (loss)                                    $     (0.03)        $     (0.02)        $     (0.03)        $      0.01

Shares used in the per share calculation:
  Weighted average common and common
    equivalent shares outstanding                        4,819,200           3,088,899           4,068,576           2,923,293
                                                       ===========         ===========         ===========         ===========

  Weighted average common shares outstanding             4,168,395                  --           3,580,234                  --
                                                       ===========                             ===========
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